The Board of Directors
AMCOL International Corporation:

     We consent to incorporation by reference in the registration statement on FormS-8 of AMCOL International Corporation of our report dated March 10, 1995, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders's equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of AMCOL International Corporation.


/s/ KPMG Peat Marwick LLP
--------------------------
Chicago, Illinois
January 25, 1996